Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2015 Results

•	Net sales of $11.5 billion
•	Net earnings of $865 million, or $2.77 per share
•	Generated cash from operations of $1.5 billion
•	Repurchased 4.1 million shares, and increased share repurchase program by $3.0 billion
•	Increased quarterly dividend rate 10 percent to $1.65 per share
•	Updates 2015 outlook and provides trend information for 2016 bethesda, Md., Oct. 20, 2015 – Lockheed Martin (NYSE: LMT) today reported third quarter 2015 net sales of $11.5 billion, compared to $11.1 billion in the third quarter of 2014. Net earnings in the third quarter of 2015 were $865 million, or $2.77 per share, compared to $888 million, or $2.76 per share, in the third quarter of 2014. Cash from operations in the third quarter of 2015 was $1.5 billion, compared to $990 million in the third quarter of 2014.

“Our strong operating results this quarter are a reflection of our corporate-wide focus on program execution and delivery of value to customers and shareholders,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “As we look ahead to 2016, we will remain focused on performing with excellence and providing affordable and innovative solutions for our customers, while strategically positioning our business portfolio on the best path to long-term growth and value for the corporation.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$11,461	$11,114	$33,215	$33,070

Business segment operating profit	$1,369	$1,346	$4,075	$4,181
Unallocated items
FAS/CAS pension adjustment	119	84	358	255
Special item - severance charges[1]	(35)	-	(35)	-
Other, net	(99)	(38)	(243)	(186)
Total unallocated items	(15)	46	80	69
Consolidated operating profit	$1,354	$1,392	$4,155	$4,250

Net earnings	$865	$888	$2,672	$2,710

Diluted earnings per share	$2.77	$2.76	$8.45	$8.39

Cash from operations[2]	$1,517	$990	$3,737	$4,067

[1] Severance charges for the third quarter of 2015 consist of amounts associated with the planned elimination of certain positions at the Corporation’s Information Systems & Global Solutions (IS&GS) business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

[2] The Corporation made no contributions to its defined benefit pension trust during the third quarter of 2015 compared to $485 million during the third quarter of 2014. Additionally, the Corporation made net income tax payments of $670 million during the third quarter of 2015 compared to $451 million during the third quarter of 2014.

2015 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. Accordingly, the Corporation’s outlook for 2015 does not reflect any impact from the strategic review of the government IT infrastructure services and technical services businesses (strategic review) or its pending acquisition of Sikorsky Aircraft Corporation (Sikorsky). For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	July Outlook

Orders	No Change	$43,500 – $45,000

Net sales	~$45,000	$43,500 – $45,000

Business segment operating profit	~$5,400	$5,225 – $5,375
FAS/CAS pension adjustment	No Change	~475
Special Item - Severance	(35)	–
Other, net	~(290)	~(275)
Consolidated operating profit	~$5,550	$5,425 – $5,575

Diluted earnings per share	~$11.30	$11.00 – $11.30

Cash from operations	No Change	≥ $5,000

The Corporation may determine to fund customer programs itself pending government appropriations and is doing so with increased frequency. If the Corporation incurs costs in excess of funds obligated on a contract, it may be at risk for reimbursement of the excess costs. In 2014, the Corporation received customer authorization and initial customer funding to begin production of C-130J aircraft to be procured under the Multiyear II contract. Similarly, in 2014 and 2015, the Corporation received customer authorization and initial funding to begin producing F-35 aircraft to be acquired under low-rate initial production (LRIP) 9 and 10 contracts, respectively. The Corporation continues to negotiate these contracts with its customer. Throughout the negotiations process the Corporation has incurred costs in excess of funds obligated and has provided notification to its customer that current funding is insufficient to cover the production process. Despite not yet receiving additional funding, the Corporation continued work in an effort to meet its customer’s desired aircraft delivery dates. As a result, as of Sept. 27, 2015, the Corporation has $2.4 billion in potential cost and termination liability exposure related to the C-130J Multiyear II and F-35 LRIP 9 and 10 contracts. The Corporation is currently negotiating final contract terms with its customer and expects to receive additional funding by the end of 2015. Depending on when the Corporation receives the additional funding, approximately $750 million of cash the Corporation expects to collect in 2015 may be delayed until 2016.

2016 Financial Trends

The Corporation expects its 2016 net sales will be comparable with 2015 and that total business segment operating margin will be in the 11.0 percent to 11.5 percent range. The Corporation also expects its 2016 cash from operations will be comparable with 2015. The Corporation’s preliminary outlook for 2016 does not reflect any impacts from the ongoing strategic review or its pending acquisition of Sikorsky. The Corporation’s outlook for 2016 will be updated at the conclusion of its strategic review, and when the acquisition of Sikorsky closes. In addition, the preliminary outlook assumes the U.S. Government continues to support and fund the Corporation’s key programs, consistent with the continuing resolution funding measure through Dec. 11, 2015, and Congress approves budget legislation for government fiscal year (GFY) 2016 soon. Changes in circumstances may require the Corporation to revise its assumptions, which could materially change its current estimate of 2016 net sales, operating margin and cash flows.

The Corporation expects the 2016 FAS/CAS benefit to be approximately $810 million assuming a 4.25 percent discount rate at the end of 2015, a 25 basis points increase from 2014, and zero return on plan assets in 2015, among other assumptions. The Corporation does not expect to make contributions to its qualified defined benefit pension plans in 2016. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $120 million to the estimated 2016 FAS/CAS pension adjustment. The Corporation will finalize the postretirement benefit plan assumptions and determine the 2015 actual return on plan assets on Dec. 31, 2015. The final assumptions and actual investment returns for 2015 may differ materially from those discussed above.

Cash Deployment Activities

The Corporation’s cash deployment activities in the third quarter of 2015 consisted of the following:

•	repurchasing 4.1 million shares for $823 million, compared to 2.6 million shares for $446 million in the third quarter of 2014;
•	paying cash dividends of $462 million, compared to $421 million in the third quarter of 2014;
•	making capital expenditures of $191 million, compared to $203 million in the third quarter of 2014; and
•	making no contributions to the Corporation’s pension trust, compared to $485 million during the third quarter of 2014.

On Sept. 24, 2015, the Corporation increased its share repurchase program by $3.0 billion. Inclusive of this increase, the total remaining authorization for future common share repurchases under the program was $4.3 billion as of Sept. 27, 2015. The Corporation anticipates at least $2.0 billion of share repurchases in 2016, which is consistent with the Corporation’s plan to reduce its total outstanding share count to below 300 million shares by the end of 2017, subject to market conditions and fiduciary obligations permitting.

On Sept. 24, 2015, the Corporation increased its quarterly dividend 10 percent, or $0.15 per share, to $1.65 per share beginning with the payment to be made on Dec. 24, 2015 to stockholders of record as of the close of business on Dec. 1, 2015.

Segment Results

The Corporation currently operates in five business segments: Aeronautics, IS&GS, Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of products and services offered. The Corporation’s segment results for the third quarter of 2015 do not reflect any impacts from the ongoing strategic review or the pending acquisition of Sikorsky.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (GAAP) (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Changes in volume also include the effect of fluctuations in contract profit booking rates that have occurred in reporting periods other than those presented in the comparative segment results. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; asset impairments; and losses on sales of assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales
Aeronautics	$3,921	$3,544	$11,186	$10,785
Information Systems & Global Solutions	1,870	1,949	5,637	5,800
Missiles and Fire Control	1,938	1,908	5,218	5,666
Mission Systems and Training	1,802	1,679	5,261	5,078
Space Systems	1,930	2,034	5,913	5,741
Total net sales	$11,461	$11,114	$33,215	$33,070

Operating profit
Aeronautics	$418	$362	$1,233	$1,208
Information Systems & Global Solutions	163	175	459	524
Missiles and Fire Control	336	335	931	1,038
Mission Systems and Training	220	193	673	628
Space Systems	232	281	779	783
Total business segment operating profit	1,369	1,346	4,075	4,181
Unallocated items
FAS/CAS pension adjustment	119	84	358	255
Special item - severance charges	(35)	-	(35)	-
Other, net	(99)	(38)	(243)	(186)
Total unallocated items	(15)	46	80	69
Total consolidated operating profit	$1,354	$1,392	$4,155	$4,250

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 32 percent of total segment operating profit for the third quarter of 2015, compared to approximately 30 percent in the third quarter of 2014.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$3,921	$3,544	$11,186	$10,785
Operating profit	$418	$362	$1,233	$1,208
Operating margins	10.7%	10.2%	11.0%	11.2%

Aeronautics’ net sales for the third quarter of 2015 increased $377 million, or 11 percent, compared to the same period in 2014. The increase was attributable to higher net sales of approximately $500 million for F-35 contracts due to increased volume on aircraft production and sustainment activities. These increases were partially offset by lower net sales of approximately $140 million due to decreased volume on various other programs. Net sales for F-35 development contracts were comparable.

Aeronautics’ operating profit for the third quarter of 2015 increased $56 million, or 15 percent, compared to the same period in 2014. Operating profit increased by approximately $85 million for F-35 production contracts attributable to higher volume and risk retirements; and about $25 million for the C-5 program due to improved program performance. This increase was partially offset by lower operating profit of approximately $30 million for the F-22 program due to decreased risk retirements; and about $15 million related to the write-off of fixed assets resulting from the consolidation of the Commercial Engine Solutions operations. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were $35 million higher for the third quarter of 2015 compared to the same period in 2014.

Information Systems & Global Solutions

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$1,870	$1,949	$5,637	$5,800
Operating profit	$163	$175	$459	$524
Operating margins	8.7%	9.0%	8.1%	9.0%

IS&GS’ net sales for the third quarter of 2015 decreased $79 million, or 4 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $190 million driven by the impact of in-theater force reductions (including Persistent Threat Detection System), lower volume on certain government IT support service programs, and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed (including CMS-CITIC). The decreases were partially offset by higher net sales of approximately $60 million for a business acquired during 2014; and about $50 million due to increased volume on recently awarded programs.

IS&GS’ operating profit for the third quarter of 2015 decreased $12 million, or 7 percent, compared to the same period in 2014. The decrease was primarily attributable to the activities mentioned above for net sales. Adjustments not related to volume, including net profit booking rate adjustments and other matters, for the third quarter of 2015 were comparable to the same period in 2014.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$1,938	$1,908	$5,218	$5,666
Operating profit	$336	$335	$931	$1,038
Operating margins	17.3%	17.6%	17.8%	18.3%

MFC’s net sales for the third quarter of 2015 increased $30 million, or 2 percent, compared to the same period in 2014. The increase was primarily attributable to higher net sales of approximately $40 million for fire control programs due to increased deliveries (primarily LANTIRN® and Sniper®).

MFC’s operating profit for the third quarter of 2015 was comparable to the same period in 2014. Operating profit increased by approximately $25 million for various technical services programs due to reserves recorded on certain programs in the third quarter of 2014 that were not repeated in 2015 and improved program performance. These increases were mostly offset by lower operating profit of approximately $25 million for tactical missile programs due to decreased risk retirements (primarily Hellfire) and fewer deliveries (primarily Guided Multiple Launch Rocket System). Adjustments not related to volume, including net profit booking rate adjustments and other matters, for the third quarter of 2015 were comparable to the same period in 2014.

Mission Systems and Training

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$1,802	$1,679	$5,261	$5,078
Operating profit	$220	$193	$673	$628
Operating margins	12.2%	11.5%	12.8%	12.4%

MST’s net sales for the third quarter of 2015 increased $123 million, or 7 percent, compared to the same period in 2014. Net sales increased by approximately $85 million for integrated warfare systems and sensors programs due to the start of new programs (primarily Space Fence) and higher volume (including radar surveillance programs); and about $65 million for ship and aviation systems programs attributable to higher volume (including MH-60).

MST’s operating profit for the third quarter of 2015 increased $27 million, or 14 percent compared to the same period in 2014. Operating profit increased by approximately $30 million for certain ship and aviation systems programs due to higher risk retirements (primarily MH-60); and about $25 million for integrated warfare systems and sensors programs due to higher risk retirements (primarily Halifax Class Modernization) and increased volume. These increases were partially offset by lower operating profit of approximately $25 million due to reserves recorded on certain ship and aviation programs (primarily Littoral Combat Ship). Adjustments not related to volume, including net profit booking rate adjustments and other matters, for the third quarter of 2015 were comparable to the same period in 2014.

Space Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Net sales	$1,930	$2,034	$5,913	$5,741
Operating profit	$232	$281	$779	$783
Operating margins	12.0%	13.8%	13.2%	13.6%

Space Systems’ net sales for the third quarter of 2015 decreased $104 million, or 5 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $145 million for commercial space transportation programs due to fewer launch-related activities; and about $70 million for various government satellite programs due to decreased volume (primarily Space Based Infrared System). This decrease was partially offset by higher net sales of approximately $70 million for businesses acquired during the third quarter of 2014; and about $65 million for the Orion program due to increased volume.

Space Systems’ operating profit for the third quarter of 2015 decreased $49 million, or 17 percent, compared to the same period in 2014. The decrease was attributable to lower operating profit of approximately $20 million due to decreased equity earnings for joint ventures; and about $10 million for various other programs due to lower risk retirements (including strategic and defensive missile systems). Adjustments not related to volume, including net profit booking rate adjustments and other matters, for the third quarter of 2015 were comparable to the same period in 2014.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $70 million, or 30 percent, of this business segment’s operating profit for the third quarter of 2015, compared to approximately $90 million, or 32 percent, in the third quarter of 2014.

Income Taxes

The Corporation’s effective income tax rate was 30.9 percent for the third quarter of 2015, compared to 32.3 percent for the third quarter of 2014. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective rates during both periods did not include a benefit from the U.S. research and development tax credit because the credit had expired.

Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. ET on Oct. 20, 2015. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 112,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2014 were $45.6 billion.

# # #

Media Contact:

Dan Nelson, +1 301-897-6357; dan.nelson@lmco.com

Investor Relations Contact:

Jerry Kircher, +1 301-897-6584; jerry.f.kircher@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011; U.S. Government operations under a continuing resolution or the failure to adopt a budget which may cause contracts to be delayed, canceled or funded at lower levels or which may impact the Corporation’s operating results, financial position and cash flows;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;

•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement capitalization changes such as share repurchase activity and pension funding or debt levels;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the satisfaction of conditions to (including regulatory approvals) and consummation of the Corporation’s previously announced acquisition of Sikorsky, the timing and terms of any financing for such acquisition, and its ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of the transaction;
•	the terms, timing or structure of a potential transaction related to the Corporation’s government IT infrastructure services and technical services businesses (or whether any such transaction will take place at all);
•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in or interpretation of legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014

Net sales	$11,461	$11,114	$33,215	$33,070
Cost of sales	(10,205)	(9,839)	(29,325)	(29,083)
Gross profit	1,256	1,275	3,890	3,987
Other income, net	98	117	265	263
Operating profit	1,354	1,392	4,155	4,250
Interest expense	(104)	(82)	(301)	(253)
Other non-operating income, net	1	1	6	3
Earnings before income taxes	1,251	1,311	3,860	4,000
Income tax expense	(386)	(423)	(1,188)	(1,290)
Net earnings	$865	$888	$2,672	$2,710
Effective tax rate	30.9%	32.3%	30.8%	32.3%

Earnings per common share
Basic	$2.80	$2.81	$8.57	$8.54
Diluted	$2.77	$2.76	$8.45	$8.39

Weighted average shares outstanding
Basic	308.4	316.3	311.9	317.4
Diluted	312.7	321.8	316.3	323.0

Common shares reported in stockholders' equity at end of period			306	314

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter, which was on Sept. 27 for the third quarter of 2015 and Sept. 28 for the third quarter of 2014, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	% Change	Sept. 27, 2015	Sept. 28, 2014	% Change
Net sales
Aeronautics	$3,921	$3,544	11%	$11,186	$10,785	4%
Information Systems & Global Solutions	1,870	1,949	(4)%	5,637	5,800	(3)%
Missiles and Fire Control	1,938	1,908	2%	5,218	5,666	(8)%
Mission Systems and Training	1,802	1,679	7%	5,261	5,078	4%
Space Systems	1,930	2,034	(5)%	5,913	5,741	3%
Total net sales	$11,461	$11,114	3%	$33,215	$33,070	-%

Operating profit
Aeronautics	$418	$362	15%	$1,233	$1,208	2%
Information Systems & Global Solutions	163	175	(7)%	459	524	(12)%
Missiles and Fire Control	336	335	-%	931	1,038	(10)%
Mission Systems and Training	220	193	14%	673	628	7%
Space Systems	232	281	(17)%	779	783	(1)%
Total business segment operating profit	1,369	1,346	2%	4,075	4,181	(3)%
Unallocated items
FAS/CAS pension adjustment	119	84		358	255
Stock-based compensation	(29)	(31)		(118)	(128)
Special item - severance charges[1]	(35)	-		(35)	-
Other, net	(70)	(7)		(125)	(58)
Total unallocated items	(15)	46		80	69
Total consolidated operating profit	$1,354	$1,392	(3)%	$4,155	$4,250	(2)%

Operating margins
Aeronautics	10.7%	10.2%		11.0%	11.2%
Information Systems & Global Solutions	8.7%	9.0%		8.1%	9.0%
Missiles and Fire Control	17.3%	17.6%		17.8%	18.3%
Mission Systems and Training	12.2%	11.5%		12.8%	12.4%
Space Systems	12.0%	13.8%		13.2%	13.6%
Total business segment operating margins	11.9%	12.1%		12.3%	12.6%

Total consolidated operating margins	11.8%	12.5%		12.5%	12.9%

[1]	Severance charges for the third quarter of 2015 consist of amounts associated with the planned elimination of certain positions at the Corporation's Information Systems & Global Solutions business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Sept. 27, 2015	Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$3,300	$1,446
Receivables, net	6,740	5,884
Inventories, net	3,237	2,882
Deferred income taxes	1,263	1,451
Other current assets	515	666
Total current assets	15,055	12,329

Property, plant and equipment, net	4,677	4,755
Goodwill	10,832	10,862
Deferred income taxes	4,096	4,013
Other noncurrent assets	4,957	5,114
Total assets	$39,617	$37,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,215	$1,570
Customer advances and amounts in excess of costs incurred	5,339	5,790
Salaries, benefits and payroll taxes	1,947	1,826
Current portion of long-term debt	952	-
Other current liabilities	2,527	1,926
Total current liabilities	12,980	11,112

Accrued pension liabilities	11,374	11,413
Other postretirement benefit liabilities	1,082	1,102
Long-term debt, net	7,460	6,169
Other noncurrent liabilities	3,908	3,877
Total liabilities	36,804	33,673

Stockholders' equity
Common stock, $1 par value per share	306	314
Additional paid-in capital	-	-
Retained earnings	13,828	14,956
Accumulated other comprehensive loss	(11,321)	(11,870)
Total stockholders' equity	2,813	3,400
Total liabilities and stockholders' equity	$39,617	$37,073

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014

Operating activities
Net earnings	$2,672	$2,710
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	726	726
Stock-based compensation	118	128
Special item - severance charges	35	-
Changes in assets and liabilities
Receivables, net	(861)	(231)
Inventories, net	(359)	66
Accounts payable	637	596
Customer advances and amounts in excess of costs incurred	(421)	(458)
Postretirement benefit plans	868	(96)
Income taxes	126	270
Other, net	196	356
Net cash provided by operating activities[1]	3,737	4,067

Investing activities
Capital expenditures	(500)	(456)
Acquisitions of businesses and investments in affiliates	-	(622)
Other, net	89	14
Net cash used for investing activities	(411)	(1,064)

Financing activities
Issuance of long-term debt, net of related costs	2,213	-
Repurchases of common stock	(2,364)	(1,676)
Proceeds from stock option exercises	126	278
Dividends paid	(1,427)	(1,286)
Other, net	(20)	27
Net cash used for financing activities	(1,472)	(2,657)

Net change in cash and cash equivalents	1,854	346
Cash and cash equivalents at beginning of period	1,446	2,617
Cash and cash equivalents at end of period	$3,300	$2,963

[1]	The Corporation made no contributions to its defined benefit pension trust during the third quarter of 2015 compared to $485 million during the third quarter of 2014. Additionally, the Corporation made net tax payments of approximately $670 million during the third quarter of 2015 compared to $451 million during the third quarter of 2014.

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2014	$314	$-	$14,956	$(11,870)	$3,400
Net earnings	-	-	2,672	-	2,672
Other comprehensive income, net of tax[1]	-	-	-	549	549
Repurchases of common stock	(12)	(478)	(1,874)	-	(2,364)
Dividends declared[2]	-	-	(1,926)	-	(1,926)
Stock-based awards and ESOP activity	4	478	-	-	482
Balance at Sept. 27, 2015	$306	$-	$13,828	$(11,321)	$2,813

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.50 per share declared during each of the first, second and third quarters of 2015. Additionally, includes dividends of $1.65 per share declared in the third quarter of 2015 and payable in the fourth quarter of 2015.

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Sept. 27, 2015	Dec. 31, 2014
Aeronautics	$22,500	$27,600
Information Systems & Global Solutions	6,800	8,700
Missiles and Fire Control	14,000	13,600
Mission Systems and Training	11,800	11,700
Space Systems	16,600	18,900
Total backlog	$71,700	$80,500

	Quarters Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Orders	$10,300	$9,500	$24,300	$26,700

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
F-16	3	3	9	11
F-35	12	8	31	22
C-130J	4	5	14	16
C-5	2	2	7	6